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                                  EXHIBIT 10.91

                              EMPLOYMENT AGREEMENT


                      This Employment Agreement (this "Agreement") is made and entered into this 30th day of January, 1999, by and between VERSAR, INC., a Delaware corporation ("Company"), its successors and assigns, and BENJAMIN M. RAWLS ("you" or "your"). This Agreement promises you an employment relationship and certain severance benefits during the Term of this Agreement. Capitalized terms are defined in the last section of the Agreement.

1. PURPOSE.

              The Company considers a sound and vital management team to be essential. The Company desires to assure itself of your services which you are willing to provide. Further, management personnel who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction executives may suffer from the possibility of a Change in Control. One step is to enter into this Agreement with you.

2.            EMPLOYMENT

              Company hereby employs you and you accept employment with Company on the terms and conditions set forth in this Agreement.

3.            DUTIES

              You shall serve as Chairman, President and Chief Executive Officer of Company. Under the direction of the Board of Directors, you shall perform all assigned duties reasonably required of an employee in such positions and shall personally, diligently and faithfully perform these duties to the best of your ability, on a full-time and exclusive basis.

4.            COMPENSATION

              Your compensation for the services performed under this Agreement shall consist of a Base Salary and Incentive Compensation, if any, as described below:

                 4.1 Base Salary. You shall receive the base salary approved by Company's Board of Directors, payable in regular bi-weekly installments (the "Base Salary"). The Base Salary will be reviewed annually by the Board of Directors in accordance with standard salary review procedures in effect from time to time for executive officers of Company. In no event shall the



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Base Salary be less than the Base Salary being paid to you on the date of this
Agreement, unless you agree to a reduction. In the event that your employment with Company is terminated as provided in this Agreement, the Base Salary shall be deemed to be your then current Base Salary or $275,000, whichever is greater.

                 4.2 Incentive Compensation. In addition to the Base Salary, you shall be eligible to earn incentive compensation in the form of cash or securities under bonus and incentive programs as may be in effect from time to time for executive officers of Company generally ("Incentive Compensation").

                 4.3 Withholding. You agree and acknowledge that Company will withhold from your compensation all taxes and other amounts which Company is required by law to withhold, including without limitation (i) federal income taxes, (ii) state income taxes, (iii) county, city or other local income taxes, and (iv) social security taxes.

5.            BENEFITS.

                 5.1 Generally. You shall be entitled to receive any and all benefits made available to executive officers of Company generally and such other benefits as the Board of Directors in its discretion may make available to you from time to time.

                 5.2 Insurance. You shall be eligible to participate in all medical, hospitalization, dental, life, disability and other insurance plans as are in effect from time to time for executive officers of Company generally.

                 5.3 Other Benefit. In lieu of the deferred compensation program offered in the March 21, 1991 employment letter, you shall be eligible to participate in the Retired Executive's Insurance Program.

                 5.4 Personal Leave. You shall be entitled to take seven (7) weeks of paid personal leave annually.

                 5.5 Reimbursement for Reasonable Business Expenses. Company shall reimburse you for customary and reasonable expenses incurred in performing your duties pursuant to this Agreement, in accordance with Company's then current reimbursement policy (including appropriate itemization and substantiation of expenses incurred).

6.            TERM.

              Subject to early termination of this Agreement in accordance with
Section 7 or 8 below, the term of your employment hereunder shall commence on the date hereof, and shall continue for a period of two (2) years. You agree and



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acknowledge that Company has no obligation to renew this Agreement or to continue your employment after the two-year term.

7.            TERMINATION BY COMPANY.

                 7.1 Termination With Cause. Company shall be entitled to terminate your employment and services immediately upon written notice to you, except in the case of death, specifying the date of termination in the event that (i) you fail to carry out assigned duties after being given prior warning and an opportunity to remedy the failure; or (ii) you breach any material term of this Agreement; (iii) you engage in fraud, dishonesty, willful misconduct, gross negligence or breach of fiduciary duty (including without limitation any failure to disclose a conflict of interest), in the performance of his duties hereunder; (iv) you are convicted of a felony or crime involving moral turpitude; (v) you suffer a permanent and total disability which for at least six months prevents his performance of your duties hereunder if such permanent disability is covered by Workers Compensation or long term disability insurance, or both; or (vi) if you die. For eight weeks following Company's termination of this Agreement with cause pursuant to this Section 7.1, Company shall continue to pay your Base Salary in effect as of the date of termination and make available the benefits set forth in Section 5. All other obligations of Company hereunder shall cease as of the date of termination.

                 7.2 Termination Without Cause. Company shall be entitled to terminate your employment and services without cause upon not less than sixty
(60) days' prior written notice to you specifying the date of termination. If Company terminates your employment without cause at any time during the two-year term, Company shall give you a lump sum payment equivalent to one year of your then current Base Salary, any Incentive Compensation to which you would have been entitled as of the date of termination, any deferred compensation, any accrued personal leave and continue to make available the benefits set forth in
Section 5 for twelve (12) months. All other obligations of Company hereunder shall cease as of the date of termination. Notwithstanding the foregoing, during the eighteen months immediately following Company's termination of this Agreement without cause, you shall be entitled to the vesting of any and all stock options issued by Company pursuant to its Incentive Stock Option Plan in accordance with the vesting schedule in your grant of options, and vesting of any and all other options, warrants, or shares, and you shall have the right to exercise such options or warrants, or purchase such shares under the same terms and conditions applicable to you prior to termination.

8.            TERMINATION BY YOU.

               You may terminate your employment and services at any time and for any reason by giving Company at least thirty (30) days' prior written notice specifying the date of termination. If you terminate the Agreement in accordance with this Section 8.1, then from the date of your notice to the date of termination



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(provided that during this notice period, Company does not terminate you for cause under Section 7.1 above), Company shall continue to pay you the Base Salary in effect as of the date of termination, and any Incentive Compensation to which you could have been entitled as of the date of termination, any deferred compensation, any accrued personal leave and continue to make available the benefits set forth in Section 5 until the date of termination. All other obligations of Company hereunder shall cease as of the date of termination.


9.             YOUR AGREEMENT ON CHANGE IN CONTROL

              If one or more Potential Changes in Control occur during the Term of this Agreement, you agree not to resign for at least six full calendar months after a Potential Change in Control occurs, except as follows: (a) you may resign after a Change in Control occurs; (b) you may resign if you are given Good Reason to do so; and (c) you may terminate employment on account of retirement on or after 65 or because you become unable to work due to serious illness or injury.


10. EVENTS THAT TRIGGER SEVERANCE BENEFITS

              10.1 Termination After a Change in Control. You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability or death) or you resign for Good Reason.

              10.2 Termination After a Potential Change in Control. You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.

              10.3 Successor Fails to Assume This Agreement. You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 20.1.


11. EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS

              You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 10.3,



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you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.

12. TERMINATION PROCEDURES

              If you are terminated by the Company after a Change in Control and during the Term of this Agreement, the Company shall provide you with 30 days' advance written notice of your termination, unless you are being terminated for Cause. The notice will indicate why you are being terminated and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination. If you are being terminated for Cause, your notice of termination will include a copy of a resolution duly adopted by the affirmative vote of not less than 51% of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination (after reasonable notice to you and an opportunity for you and your counsel to be heard before the Board)) finding that, in the good faith opinion of the Board, Cause for your termination exists and specifying the basis for that opinion in detail. If you are purportedly terminated without the notice required by this Section, your termination shall not be effective.

13. SEVERANCE BENEFITS

              13.1 In General. If you become entitled to Severance Benefits under this Agreement, you will receive all of the Severance Benefits described in this Section.

              13.2 Lump-Sum Payment in Lieu of Future Compensation. In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to two times your annual Base Salary in effect when your employment ends or, if higher, in effect immediately before the Change in Control, Potential Change in Control, or Good Reason event for which you terminate employment. In addition, and without duplication, you will be paid a cash lump sum equal to 2 times the higher of the amounts paid to you (if any) under any existing bonus or incentive plans in the calendar year preceding the calendar year in which your employment ends or in the calendar year preceding the calendar year in which the Change in Control occurred (or in which the Potential Change in Control occurred, if benefits are payable under Section 10.2 hereof).


              13.3 Incentive Compensation and Options. The Company will pay you a cash lump sum equal to any unpaid Incentive Compensation (that is not otherwise paid to you) that you have been allocated or awarded under any existing bonus or incentive plans for measuring periods completed before you became entitled to Severance Benefits under this Agreement. All unvested options to purchase Company common stock will immediately vest and remain



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exercisable for the longest period of time permitted under the applicable stock option plan.

              13.4 Group Insurance Benefit Continuation. During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 24th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability, accident, and health and dental insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason). These benefits shall be treated as satisfying the Company's COBRA obligations. After benefit continuation under this subsection ends, you and your spouse and dependents will be entitled to any remaining COBRA rights.

14. TIME FOR PAYMENT

              You will be paid your cash Severance Benefits within five days after you become entitled to Severance Benefits under this Agreement (e.g., within five days following your termination of employment). If the amount you are due cannot be finally determined within that period, you will receive the minimum amount to which you are clearly entitled, as estimated in good faith by the Company. The Company will pay the balance you are due (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B)) as soon as the amount can be determined, but in no event later than 30 days after you terminate employment. If your estimated payment exceeds the amount you are due, the excess will be a loan to you, which you must repay to the Company within five business days after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).

15. PAYMENT EXPLANATION

              When payments are made to you, the Company will provide you with a written statement explaining how your payments were calculated and the basis for the calculations. This statement will include any opinions or other advice the Company has received from auditors or consultants as to the calculation of your benefits. If your benefit is affected by the golden parachute limitation in
Section 17, the Company will provide you with calculations relating to that limitation and any supporting materials you reasonably need to permit you to evaluate those calculations.

16. RELATION TO OTHER SEVERANCE PROGRAMS

              Your Severance Benefits under this Agreement are in lieu of any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement; to the extent any such benefits



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are paid to you, they shall be applied to reduce the amount due under this
Agreement. This Agreement constitutes the entire agreement between you and the Company and its affiliates with respect to such benefits.

17. POTENTIAL LIMITATIONS

              17.1 Golden Parachute Limitation. Your aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not exceed the maximum amount that may be paid without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. The preceding sentence shall not apply to the extent the shareholder approval requirements of Code Section 280G(b)(5) are satisfied. If your benefits must be reduced to avoid triggering such penalties, your benefits will be reduced in the priority order you designate or, if you fail promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section is paid to you, you must repay the excess amount to the Company on demand, with interest at the rate provided in Code Section 1274(b)(2)(B). You and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits you receive.

              17.2 Section 162(m) Limitation. To the extent payments or benefits under this Agreement would not be deductible under Code Section 162(m) if made or provided when otherwise due under this Agreement, they shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code Section 1274(b)(2)(B).

17.3 Pooling of Interests Limitation. If the Company enters into a business combination transaction that is intended to qualify for "pooling of interests" accounting treatment and the transaction would qualify for such treatment but for one or more provisions of this or any other agreement you have with the Company, then such agreement, to the extent practicable, shall be interpreted so as to permit such accounting treatment. To the extent that is not sufficient to preserve pooling of interests accounting, any provisions of the Agreement that would preclude such accounting treatment shall be void. All determinations under this Section shall be made by the accounting firm whose pooling of interests accounting opinion is required as a condition of the consummation of the business combination transaction in question.

18. DISABILITY

              Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your full salary and provide you all other compensation and benefits payable to you under



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the Company's compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.

19. EFFECT OF REEMPLOYMENT

              Your Severance Benefits will not be reduced by any other compensation you earn or could have earned from another source.

20. SUCCESSORS

              20.1 Assumption Required. In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company was required to perform. If the Company fails to obtain such an assumption and agreement before the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession.

              20.2 Heirs and Assigns. This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement, that amount will be paid to the executor, personal representative, or administrator of your estate.


21. GOVERNING LAW

              This Agreement creates a "top hat" employee benefit plan subject to the Employee Retirement Income Security Act of 1974, and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the "plan administrator." To the extent that state law is applicable, the statutes and common law of the State of Virginia(excluding its choice of laws statutes or common law) shall apply.

22. CLAIMS [ERISA REQUIREMENT]

              22.1 When Required; Attorneys' Fees. You do not need to present a formal claim to receive benefits payable under this Agreement. However, if you believe that your rights under this Agreement are being violated, you must file a formal claim with the Company in accordance with the procedures set forth in



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this Section. The Company will pay your reasonable attorneys' fees and related costs in enforcing your rights under this Agreement.

              22.2 Initial Claim. Your claim must be presented to the Company in writing. Within 30 days after receiving the claim, a claims official appointed by the Company will consider your claim and issue his or her determination thereon in writing. With your consent, the initial claim determination period can be extended further. If you can establish that the claims official failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.

              22.3 Claim Decision. If your claim is granted, the benefits or relief you are seeking will be provided. If your claim is wholly or partially denied, the claims official shall, within three days, provide you with written notice of the denial, setting forth, in a manner calculated to be understood by you: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for you to perfect your claim, together with an explanation of why the material or information is necessary; and (iv) an explanation of the procedures for appealing denied claims. If you establish that the claims official has failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.

              22.4 Appeal of Denied Claims. You may appeal the claims official's denial of your claim in writing to an appeals official designated by the Company (which may be a person, committee, or other entity) for a full and fair appeal. You must appeal a denied claim within fifteen days after your receipt of written notice denying your claim, or within 60 days after such written notice was due, if the written notice was not sent. In connection with the appeals proceeding, you (or your duly authorized representative) may review pertinent documents and may submit issues and comments in writing. You may only present evidence and theories during the appeal that you presented during the initial claims stage, except for information the claims official requested you to provide to perfect the claim. You will irrevocably waive any theories you do not in good faith pursue through the appeal stage, such as by failing to file a timely appeal request.

              22.5 Appeal Decision. The decision by the appeals official will be made within 10 days after your appeal request, unless special circumstances require an extension of time, in which case the decision will be rendered as soon as possible, but not later than fifteen days after your appeal request, unless you agree to a greater extension of that deadline. The appeal decision will be in writing, set forth in a manner calculated to be understood by you; it will include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based. If you do not receive the appeal decision by the date it is due, you may deem your appeal to have been denied.




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              22.6 Procedures. The Company will adopt procedures by which initial claims and appeals will be considered and resolved; different procedures may be established for different claims. All procedures will be designed to afford you full and fair consideration of your claim.


23.           SURVIVAL.

              This Agreement shall survive any Changes in Control, change in management of Company, and any merger, consolidation, reorganization, sale of assets or sale of stock of Company.

24.           NON-COMPETITION AND NON-SOLICITATION.

                 24.1 Prohibition. You acknowledges that Company's business and employee relationships are maintained at great expense and effort. You further acknowledges that, by virtue of your employment under this Agreement, you will have an extensive and unique opportunity to establish and maintain valuable contacts with Company's customers and employees and the opportunity both during and after employment to unfairly compete with Company, its subsidiaries and affiliates. Therefore, you agree that during the term of your employment with Company and for a period of the balance of the term of this Agreement or twelve
(12) months following termination of such employment, whichever is greater, you shall not compete with the business of Company, its subsidiaries or affiliates. For the purpose of this Agreement, activities among others which shall be deemed competitive include: (i) encouraging any customers of Company, its subsidiaries or affiliates to become a customer of you or of any other person except through normal competitive bidding; or (ii) encouraging any employee of Company, its subsidiaries or affiliates to become your employee or of any other person.

                 24.2 Remedies for Breach. You acknowledge that the damage to Company, its subsidiaries and affiliates resulting from a breach of this Section 24 may cause irreparable injury. Therefore, in the event of any such breach, Company, its subsidiaries and affiliates shall be entitled to seek such remedies as are available at law or equity to restrain and enjoin you from continuing to violate the provisions of this Section 24.

                 24.3 Binding Effect. In the event that any part of this Section 24 shall be deemed by a court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, than such part shall not be deemed to be void, but shall be deemed to be modified so as to be valid and enforceable, and the remaining provisions of this Section 24 or of this Agreement shall not be affected. The provisions of Section 24 shall survive the termination of your employment for any reason.





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25.           CONFIDENTIALITY AND NON-DISCLOSURE.

                 25.1 Prohibition. You understand and acknowledge that the success of Company's business is dependent upon the secrecy and non- disclosure of many confidential plans, procedures and methods. Therefore, you agree that you will not directly or indirectly disclose to any person or use for your own purpose any confidential information, records, data, formulae, specifications, customer lists, ideas, inventions, plans concerning business or product development, business procedures, contract proposals or such proprietary information or other trade secrets of Company, its subsidiaries or affiliates ("Confidential Information") provided such information is marked as such or you have reason to know it is confidential. Upon termination of this Agreement and employment hereunder, You agree to promptly deliver to Company all papers, records, files, other documents and Confidential Information belonging to Company, its subsidiaries and affiliates and to not retain any copies thereof.

                 25.2 Remedies for Breach. You acknowledge that the damage to Company, its subsidiaries and affiliates resulting from a breach of this Section 25 may cause irreparable injury. Therefore, in the event of any such breach, Company, its subsidiaries and affiliates shall be entitled to seek such remedies as are available at law or equity to restrain and enjoin you from continuing to violate the provisions of this Section 25.

                 25.3 Binding Effect. The provisions of Section 25 shall survive the termination of this Agreement and your employment for any reason.


26.           RESULTS AND PROCEEDS.

                 26.1 Ownership. As your employer, Company shall own all rights in and to the results and proceeds connected with or arising out of, directly or indirectly, your services hereunder. You hereby assign to Company all right, title and interest in and to all intellectual property, discoveries and trade secrets which you may solely or jointly conceive, design, develop, create or suggest or cause to be conceived, designed or developed or created during the term of your employment by Company, which relate to your employment or Company's business. For purposes of this Agreement, the term "intellectual property" shall include, without limitation, any ideas, concepts, literary material, designs, drawings, illustrations, photographs, patentable ideas and musical compositions. To the extent that any such intellectual property may be protectable pursuant to applicable copyright law, you acknowledge that such property is a work for hire within the meaning of such law.

                 26.2 Further Assurances. You hereby agree to execute any documents necessary to evidence Company's proprietary interest in any intellectual property, discovery or trade secrets referred to Section 26.1 above.



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In the event Company is unable, for any reason whatsoever, to secure your signature to any lawful and necessary document required to apply for protection of, or enforce any rights with respect to, any copyrights, trademark, patent or other proprietary rights, you hereby irrevocably designates and appoints Company, and its duly authorized officers and agents, as his agent and attorney-in-fact, whose power is coupled with an interest, to act for and in your behalf and stead, to execute such documents and to do all other lawful acts to protect Company's interest in any such copyright, trademark, patent or other proprietary right with the same legal force and effect as if executed by you.


27. AMENDMENTS.

              This Agreement may be modified only by a written agreement executed by you and an authorized officer of the Company.


28. VALIDITY

              The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


29. COUNTERPARTS

              This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.


30. GIVING NOTICE

              30.1 To the Company. All communications from you to the Company relating to this Agreement must be sent to the Company to its principal business office in Springfield, Virginia, in writing, by registered or certified mail, or delivered personally.

              30.2 To You. All communications from the Company to you relating to this Agreement must be sent to you in writing, by registered or certified mail, or delivered personally, addressed as indicated at the end of this Agreement.


31. CONFORMITY WITH THE IMMIGRATION REFORM AND CONTROL ACT OF 1986.

               Upon request, You agree to furnish Company with all documentation needed to satisfy the requirements of the Immigration Reform and Control Act of 1986.



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32.           WAIVER.

              The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any term or condition.

33.           RESIGNATION FROM OFFICES.

              Upon termination of your employment, you shall be deemed to have resigned as an officer and director of Company, its subsidiaries and affiliates, if then so acting, as of the date of such termination.

34.           BENEFIT.

              This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Company, its successors and assigns and you, your heirs, beneficiaries and legal representatives. This Agreement may be assigned by Company but may not be assigned by you.


35. DEFINITIONS

(a) Agreement

              "Agreement" means this contract, as amended.

(b) Base Salary

              "Base Salary" means the gross amount of money paid you annually as your basic compensation. This amount is paid in regular bi-weekly installments.

(c) Beneficial Owner

              "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) Board

              "Board" means the Board of Directors of the Company.

(e) Cause

              "Cause" means any of the following:

              (1) you fail to carry out assigned duties after being given prior warning and an opportunity to remedy the failure,



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              (2)    you breach any material term of any employment agreement
                     with the Company,

              (3) you engage in fraud, dishonesty, willful misconduct, gross negligence, or breach of fiduciary duty (including without limitation any failure to disclose a conflict of interest)in the performance of your duties for the Company, or

              (4) you are convicted of a felony or crime involving moral turpitude.

(f) Change in Control

              "Change in Control" means the first of the following to occur after the date of this Agreement, excluding any event that is Management Action:

              (1) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates with the company's approval by or for the Person shall not be taken into account.

              (2) Change in Board Control. During the term of this Agreement, individuals who constituted the Board as of the date of this Agreement (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an "approved replacement" director if his or her election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors.

              (3) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person acquires more than 25% of the combined voting power of the Company's then outstanding securities.

              (4) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.



(g) Code

              "Code" means the Internal Revenue Code of 1986, as amended.


(h) Confidential Information


              "Confidential Information" means any and all Company proprietary, trade secret or other information identified in Section 25, whether written, electronic or oral.

(i) Company

              "Company" means Versar, Inc. and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.

(j) Disability

              "Disability" means that, due to physical or mental illness: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a period of six consecutive months; (ii) the Company has notified you that it intends to terminate you on account of Disability; and (iii) you do not resume the full-time performance of your duties within [30] days after receiving notice of your intended termination on account of Disability.

(k) Exchange Act

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(l) Good Reason

              "Good Reason" means the occurrence of any of the following without your express written consent:

              (1) Demotion. Your duties and responsibilities are substantially and adversely altered from those in effect immediately before the Change in Control (or, with respect to Section 3(b), the Potential

                     Change in Control), other than merely as a result of the Company ceasing to be a public company, a change in your title, or your transfer to an affiliate.

              (2)    Pay Cut. Your annual Base Salary is reduced.

              (3) Relocation. Your principal office is transferred to another location, which increases your one-way commute to work by more than 50 miles, based on your residence when the transfer was announced or, if you consent to the transfer, the Company fails to pay (or reimburse you) for all reasonable moving expenses you incur in changing your principal residence in connection with the relocation and to indemnify you against any loss you may realize when you sell your principal residence in connection with the relocation in an arm's-length sale for adequate consideration. For purposes of the preceding sentence, your "loss" will be the difference between the actual sales price of your residence and the higher of: (a) your aggregate investment in the residence; or (b) the fair market value of the residence, as determined by a real estate appraiser designated by you and satisfactory to the Company.

              (4) Breach of Promise. The Company fails to pay you any present or deferred compensation within seven days after it is due.

              (5) Discontinuance of Compensation Plan Participation. The Company fails to continue, or continue your participation in, any compensation plan in which you participated immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control) that is material to your total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to you than the plan in effect immediately before the Change in Control (or the Potential Change in Control, if applicable), both as to the benefits you receive and your level of participation relative to other participants.

              (6) Discontinuance of Benefits. The Company stops providing you with benefits that, in the aggregate, are substantially as valuable to you as those you enjoyed immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control) under the Company's pension, savings, deferred compensation, life insurance, medical, health, disability, accident, vacation, and fringe benefit plans, programs, and arrangements.

              (7) Improper Termination. You are purportedly terminated, other than pursuant to a notice of termination satisfying the requirements of Section 5.

              (8) Notice of Prospective Action. You are officially notified or it is officially announced that the Company will take any of the actions listed above during the Term of this Agreement.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 180 days after the event occurs; (b) the Company reverses the action or cures the default that constitutes Good Reason before you terminate employment; or (c) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

(m) Incentive Compensation

              "Incentive Compensation" means the amount of cash and/or securities paid to you under all bonus, incentive or other programs for performance adopted by Company for its executive officers or other key employees.


(n) Management Action

              "Management Action" means any event, circumstance, or transaction occurring during the six-month period following a Potential Change in Control that results from the action of a Management Group.

(o) Management Group

              "Management Group" means any entity or group that includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company in office before a Potential Change in Control.

(p) Person

              "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(q) Potential Change in Control

              "Potential Change in Control" means that any of the following has occurred during the term of this Agreement, excluding any event that is Management Action:

              (1) Agreement Signed. The Company enters into an agreement that will result in a Change in Control.

              (2) Notice of Intent to Seek Change in Control. The Company or any Person publicly announces an intention to take or to consider taking actions that will result in a Change in Control.

              (3) Board Declaration. With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.

(r) Severance Benefits

              "Severance Benefits" means your benefits under Section 6 of this Agreement.

(s) Term of this Agreement

              "Term of this Agreement" means the period that commences on the date of this Agreement and ends on the earlier of:

              (1)    Expiration. January 31, 2002; or

              (2) Change in Control. The last day of the 24th calendar month beginning after the calendar month in which a Change in Control occurred during the Term of this Agreement. After a Change in Control occurs, the end of the Term of this Agreement shall solely be determined under this Section 21(p)(2).

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.


                                     VERSAR, INC.

                                              /S/ Thomas J. Shields
                                     By:_______________________________
                                              Thomas J. Shields

                                       Chairman, Compensation Committee
                                       --------------------------------



                                              /S/ Benjamin M. Rawls
                                        -------------------------------
                                              Benjamin M. Rawls







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